Exhibit 99.1

NEWS RELEASE	DATE: October 25, 2017

NASDAQ REPORTS THIRD QUARTER 2017 RESULTS;

DELIVERS STRONG PROFITABILITY AND INCOME GROWTH

•	Net revenues[1] were a record $607 million in the third quarter of 2017, an increase of 4% compared to the third quarter of 2016. Subscription and recurring revenues, which includes revenues from our Corporate Services, Information Services and Market Technology segments, as well as our Trade Management Services business, increased 5% compared to prior year period and represented 76% of total net revenues in the third quarter of 2017.

•	GAAP operating margin increased to 43% in the third quarter of 2017, up from 40% in the third quarter of 2016 while non-GAAP operating margin[2] rose to 48% in the third quarter of 2017, up from 46% in the third quarter of 2016.

•	Third quarter 2017 GAAP diluted EPS was $1.01, while non-GAAP diluted EPS was $1.06, both including a positive $0.04 per share impact from changes in share-based tax accounting.[3] Compared to the third quarter of 2016, GAAP diluted EPS increased $0.24, or 31%, while non-GAAP diluted EPS increased $0.15, or 16%.

•	Through the first nine months of 2017, the company has returned $355 million to shareholders, which includes $180 million in dividends and $175 million in share repurchases.

New York, N.Y.- Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the third quarter of 2017. Third quarter 2017 net revenues were $607 million, up $22 million or 4% from $585 million in the prior year period. The third quarter increase in net revenues included a $15 million, or 3%, increase due to organic growth and a $7 million favorable impact due to changes in foreign exchange rates.

“We achieved strong results in the third quarter due in large part to success in delivering on our 2017 execution priorities, including successfully integrating the 2016 acquisitions, improving our competitive positioning across the franchise and commercializing key technologies,” said Adena Friedman, President and CEO, Nasdaq. “Additionally, we completed a strategic review and initiated a business pivot to move more of our resources behind our most sizable growth opportunities. Initial actions supporting this new direction include organic investment in our Market Technology and Information Services businesses. Additionally, we completed the acquisitions of eVestment and Sybenetix, and made the decision to explore strategic alternatives for our Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business.”

Mrs. Friedman continued, “We also remain very focused on advancing capital markets reform and to that effect, were pleased to see the U.S. Treasury supporting many of the proposals put forth in our May 2017 blueprint to revitalize the U.S. capital markets,4 which champions reforms and initiatives that we believe improve the public company experience and advance the U.S. economy. We look forward to continue advocating on behalf of our clients in this area.”

[1]	Represents revenues less transaction-based expenses.
[2]	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.
[3]	In the first quarter of 2017, we adopted new accounting guidance which requires us to recognize the tax effect related to the vesting of share-based awards in income tax expense in the statements of income rather than in equity.
[4]	For more information, please see http://business.nasdaq.com/revitalize

GAAP operating expenses were $343 million in the third quarter of 2017, down $9 million from $352 million in the third quarter of 2016. The decrease primarily reflects lower merger and strategic initiatives expense.

Non-GAAP operating expenses were $317 million in the third quarter of 2017, unchanged compared to the third quarter of 2016. This reflects a $4 million organic expense decrease offset by a $4 million unfavorable impact from changes in foreign exchange rates.

“During the period, the company delivered growth in our subscription and recurring revenue businesses as well as margin expansion through achievement of synergies related to our 2016 acquisitions, combining to drive a 12% year-over-year increase in non-GAAP diluted EPS, excluding the impact of changes in share-based tax accounting,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq.

Mr. Ptasznik continued, “Additionally, we have refined our framework for deploying capital and internal resources to support the growth objectives of our fastest growing businesses, while remaining committed to continuing our strong capital return track record. These actions are expected to bolster our ability to deliver on our double-digit total shareholder return target.”

On a GAAP basis, net income attributable to Nasdaq for the third quarter of 2017 was $171 million, or $1.01 per diluted share, compared with net income of $131 million, or $0.77 per diluted share, in the third quarter of 2016.

On a non-GAAP basis, net income attributable to Nasdaq for the third quarter of 2017 was $181 million, or $1.06 per diluted share, compared with $154 million, or $0.91 per diluted share, in the third quarter of 2016.

At September 30, 2017, the company had cash and cash equivalents of $530 million and total debt of $3,743 million, resulting in net debt of $3,213 million. This compares to net debt of $3,200 million at December 31, 2016. As of September 30, 2017, there was $255 million remaining under the board authorized share repurchase program. Share repurchases totaled $18 million during the third quarter of 2017.

2017 EXPENSE GUIDANCE1 - The company is updating its 2017 non-GAAP operating expense guidance to $1,275 to $1,290 million, versus prior 2017 expense guidance of $1,260 to $1,290 million. The increase primarily relates to the closing of the acquisitions of eVestment and Sybenetix.

BUSINESS HIGHLIGHTS

Market Services (36% of total net revenues) - Net revenues were $219 million in the third quarter of 2017, up $6 million when compared to the third quarter of 2016.

Equity Derivatives (10% of total net revenues) - Net equity derivative trading and clearing revenues were $62 million in the third quarter of 2017, down $5 million compared to the third quarter of 2016. The decrease primarily reflects lower net revenue capture, partially offset by higher U.S. industry trading volumes and higher U.S. market share.

[1]	U.S. GAAP operating expense guidance is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

Cash Equities (10% of total net revenues) - Net cash equity trading revenues were $62 million in the third quarter of 2017, up $3 million from the third quarter of 2016. This increase primarily reflects higher European cash equities revenues as well a favorable impact from changes in foreign exchange rates.

Fixed Income and Commodities Trading and Clearing (4% of total net revenues) - Net fixed income and commodities trading and clearing revenues were $20 million in the third quarter of 2017, up $2 million from the third quarter of 2016, primarily due to higher volumes and pricing changes at NFX and a favorable impact from changes in foreign exchange rates.

Trade Management Services (12% of total net revenues) - Trade management services revenues were $75 million in the third quarter of 2017, up $6 million compared to the third quarter of 2016, primarily due to an increase in customer demand for third-party connectivity, co-location and test facilities as well as a favorable impact from changes in foreign exchange rates.

Corporate Services (26% of total net revenues) - Revenues were $161 million in the third quarter of 2017, down $1 million compared to the third quarter of 2016.

Corporate Solutions (15% of total net revenues) - Corporate solutions revenues were $94 million in the third quarter of 2017, unchanged from the third quarter of 2016.

Listing Services (11% of total net revenues) - Listing services revenues were $67 million in the third quarter of 2017, down $1 million from the third quarter of 2016. The change reflects a decrease in U.S. listings revenues due to the run-off of listing of additional shares fees, which is the result of the implementation of our all-inclusive annual fee, partially offset by an increase in European listing services revenues.

Information Services (25% of total net revenues) - Revenues were $150 million in the third quarter of 2017, up $13 million from the third quarter of 2016.

Data Products (19% of total net revenues) - Data products revenues were $116 million in the third quarter of 2017, up $7 million compared to the third quarter of 2016, primarily due to growth in shared tape plan revenues as well as higher audit collections.

Index Licensing and Services (6% of total net revenues) - Index licensing and services revenues were $34 million in the third quarter of 2017, up $6 million from the third quarter of 2016 primarily due to higher assets under management in exchange traded products linked to Nasdaq indexes.

Market Technology (13% of total net revenues) - Revenues were $77 million in the third quarter of 2017, up $4 million from the third quarter of 2016. The increase primarily reflects higher change request revenues, organic revenue growth in software as a service revenues, and a favorable impact due to changes in foreign exchange rates, partially offset by lower software, licensing and support revenues. The decline in software, licensing and support revenues reflected in part the shift in BWise revenues from a perpetual license model to a subscription revenue model. New order intake totaled $66 million in the third quarter of 2017 while total order value was a record $805 million at September 30, 2017, up 9% from September 30, 2016.

CORPORATE HIGHLIGHTS

•	Executing evolution of strategic direction. During the third quarter of 2017, the company completed a strategic review and initiated a focused pivot in its long-term strategy to better align the business with its most meaningful growth opportunities, as well as refine the way it allocates capital to support these objectives. Resulting from these actions, in October 2017, Nasdaq closed the acquisition of eVestment, a preeminent data, content and analytics platform to the global institutional investment industry with more than 2,000 clients, including 92% of the top asset managers, 76% of the top consulting firms and 70% of the top 20 pension funds. The acquisition is expected to deliver attractive shareholder returns over the medium term with a combination of recurring, predictable revenue, a strong track record of growth and attractive cash flow dynamics. Additionally, Nasdaq announced the exploration of strategic alternatives for the Public Relations Solutions and Digital Media Services businesses within our Corporate Solutions business.

•	Market Technology order intake totaled $66 million in the third quarter of 2017. Order intake of $66 million in the third quarter of 2017 included a new client contract with a Tier 1 bank to deploy Nasdaq matching technology to support global trading of FX. Additionally, Nasdaq announced a major machine learning technology deployment in collaboration between SMARTS and Nasdaq Nordic for market surveillance efforts, a blockchain project with SEB to improve efficiencies in Sweden’s fund market, and a new memorandum of understanding with Taiwan Stock Exchange. Nasdaq also closed its acquisition of Sybenetix in September 2017.

•	Nasdaq saw strong growth and record ETP assets under management tracking Nasdaq indexes. Overall assets under management (AUM) in ETPs benchmarked to Nasdaq’s proprietary index families increased to a record $154 billion as of September 30, 2017, up 31% compared to September 30, 2016. The September 30, 2017 total AUM included $65 billion, or 42%, tracking smart beta indexes. Also as of September 30, 2017, the number of ETPs tracking Nasdaq-licensed indexes rose to 314 compared to 289 at September 30, 2016.

•	The Nasdaq Stock Market led U.S. exchanges for IPOs in the first nine months of 2017. In the U.S. market, The Nasdaq Stock Market welcomed 78 new listings during the third quarter of 2017, 34 of which were IPOs including Redfin and Roku, in addition to 3 NYSE switches most notably Workday, the HR and Financial Management ERP provider. The Nasdaq Stock Market won 77% of IPO listings during the third quarter of 2017 and 60% over the first nine months of 2017. Nasdaq’s Nordic exchanges welcomed 11 new listings during the third quarter of 2017.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s second electronic stock market, its technology powers more than 90 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to approximately 3,900 total listings with a market value of approximately $12 trillion. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items, such as those described below, that have less bearing on our ongoing operating performance.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of Nasdaq. Management does not consider intangible asset amortization expense for the purpose of evaluating the performance of our business or its managers or when making decisions to allocate resources. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with a more useful representation of our businesses’ ongoing activity in each period.

Merger and strategic initiatives expense: We have pursued various strategic initiatives and completed a number of acquisitions in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

Other significant items: We have excluded certain other charges or gains that are the result of other non-comparable events to measure operating performance. For the three months ended September 30, 2017, other significant items include recognition of previously unrecognized tax benefits associated with positions taken in prior years. For the three months ended June 30, 2017, other significant items include loss on extinguishment of debt, wind down costs associated with an equity method investment which was previously written off, and recognition of previously unrecognized tax benefits associated with positions taken in prior years. We believe the exclusion of such amounts allows management and investors to better understand the financial results of Nasdaq.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Revenues:
Market Services	$581	$620	$557
Transaction-based expenses:
Transaction rebates	(266)	(304)	(265)
Brokerage, clearance and exchange fees	(96)	(94)	(79)

Total Market Services revenues less transaction-based expenses	219	222	213
Corporate Services	161	164	162
Information Services	150	144	137
Market Technology	77	72	73

Revenues less transaction-based expenses	607	602	585

Operating Expenses:
Compensation and benefits	169	163	168
Professional and contract services	39	38	40
Computer operations and data communications	31	30	28
Occupancy	23	23	23
General, administrative and other	15	30	19
Marketing and advertising	7	8	8
Depreciation and amortization	47	47	46
Regulatory	9	8	8
Merger and strategic initiatives	3	11	12

Total operating expenses	343	358	352

Operating income	264	244	233
Interest income	2	2	1
Interest expense	(34)	(36)	(37)
Other investment income	—	1	—
Net income from unconsolidated investees	4	2	2

Income before income taxes	236	213	199
Income tax provision	65	66	68

Net income attributable to Nasdaq	$171	$147	$131

Per share information:
Basic earnings per share	$1.03	$0.89	$0.79

Diluted earnings per share	$1.01	$0.87	$0.77

Cash dividends declared per common share	$0.38	$0.38	$0.32

Weighted-average common shares outstanding for earnings per share:
Basic	166.7	165.4	165.6
Diluted	170.0	168.5	169.5

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$178	$191	$164
Transaction-based expenses:
Transaction rebates	(106)	(115)	(90)
Brokerage, clearance and exchange fees	(10)	(9)	(7)

Total net equity derivative trading and clearing revenues	62	67	67
Cash Equity Trading Revenues	304	333	302
Transaction-based expenses:
Transaction rebates	(157)	(185)	(171)
Brokerage, clearance and exchange fees	(85)	(84)	(72)

Total net cash equity trading revenues	62	64	59
Fixed Income and Commodities Trading and Clearing Revenues	24	24	22
Transaction-based expenses:
Transaction rebates	(3)	(4)	(4)
Brokerage, clearance and exchange fees	(1)	(1)	—

Total net fixed income and commodities trading and clearing revenues	20	19	18
Trade Management Services Revenues	75	72	69

Total Net Market Services revenues	219	222	213

CORPORATE SERVICES REVENUES
Corporate Solutions revenues	94	97	94
Listings Services revenues	67	67	68

Total Corporate Services revenues	161	164	162

INFORMATION SERVICES REVENUES
Data Products revenues	116	111	109
Index Licensing and Services revenues	34	33	28

Total Information Services revenues	150	144	137

MARKET TECHNOLOGY REVENUES	77	72	73

Revenues less transaction-based expenses	$607	$602	$585

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$530	$403
Restricted cash	21	15
Financial investments, at fair value	207	245
Receivables, net	320	429
Default funds and margin deposits	3,893	3,301
Other current assets	175	167
Assets held for sale	300	—

Total current assets	5,446	4,560
Property and equipment, net	379	362
Deferred tax assets	611	717
Goodwill	6,154	6,027
Intangible assets, net	2,091	2,094
Other non-current assets	391	390

Total assets	$15,072	$14,150

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$168	$175
Section 31 fees payable to SEC	31	108
Accrued personnel costs	130	207
Deferred revenue	204	162
Other current liabilities	94	129
Default funds and margin deposits	3,893	3,301
Short-term debt	154	—
Liabilities held for sale	49	—

Total current liabilities	4,723	4,082
Long-term debt	3,589	3,603
Deferred tax liabilities	726	720
Non-current deferred revenue	157	171
Other non-current liabilities	142	144

Total liabilities	9,337	8,720

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,012	3,104
Common stock in treasury, at cost	(241)	(176)
Accumulated other comprehensive loss	(825)	(979)
Retained earnings	3,787	3,479

Total Nasdaq stockholders’ equity	5,735	5,430

Total liabilities and equity	$15,072	$14,150

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
U.S. GAAP net income attributable to Nasdaq	$171	$147	$131
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	22	22	23
Merger and strategic initiatives (2)	3	11	12
Extinguishment of debt (3)	—	10	—
Other (4)	1	2	—

Total non-GAAP adjustments	26	45	35
Non-GAAP adjustment to the income tax provision (5)	(16)	(20)	(12)

Total non-GAAP adjustments, net of tax	10	25	23
Non-GAAP net income attributable to Nasdaq	$181	$172	$154

U.S. GAAP diluted earnings per share	$1.01	$0.87	$0.77
Total adjustments from non-GAAP net income above	0.05	0.15	0.14

Non-GAAP diluted earnings per share	$1.06	$1.02	$0.91

Weighted-average diluted common shares outstanding for earnings per share:	170.0	168.5	169.5

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended September 30, 2017, merger and strategic initiatives expense is primarily related to our acquisitions of eVestment, Inc and Sybenetix as well as costs associated with the potential strategic alternatives for our Public Relations and Digital Media businesses within our Corporate Solutions business. For the three months ended June 30, 2017 and September 30, 2016, merger and strategic initiatives expense primarily related to our acquisition of International Securities Exchange, or ISE. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	During the three months ended June 30, 2017, in connection with the early extinguishment of our 5.25% senior unsecured notes issued in December 2010 and the $300 million repayment on our $400 million senior unsecured term loan facility due November 25, 2019, we recorded a charge of $10 million primarily related to a premium paid for early redemption.
(4)	For the three months ended June 30, 2017, other charge relates to wind down costs associated with an equity method investment that was previously written off, which is included in net income from unconsolidated investees in the Condensed Consolidated Statements of Income.
(5)	For the three months ended September 30, 2017, June 30, 2017, and September 30, 2016, the non-GAAP adjustment to the income tax provision primarily reflects the tax impact of each non-GAAP adjustment. In addition, the non-GAAP adjustment to the income tax provision reflects the recognition of previously unrecognized tax benefits associated with positions taken in prior years of $8 million for the three months ended September 30, 2017 and $4 million for the three months ended June 30, 2017.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
U.S. GAAP operating income	$264	$244	$233
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	22	22	23
Merger and strategic initiatives (2)	3	11	12
Extinguishment of debt (3)	—	10	—
Other	1	—	—

Total non-GAAP adjustments	26	43	35

Non-GAAP operating income	$290	$287	$268

Revenues less transaction-based expenses	$607	$602	$585
U.S. GAAP operating margin (4)	43%	41%	40%
Non-GAAP operating margin (5)	48%	48%	46%

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended September 30, 2017, merger and strategic initiatives expense is primarily related to our acquisitions of eVestment, Inc and Sybenetix as well as costs associated with the potential strategic alternatives for our Public Relations and Digital Media businesses within our Corporate Solutions business. For the three months ended June 30, 2017 and September 30, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	During the three months ended June 30, 2017, in connection with the early extinguishment of our 5.25% senior unsecured notes issued in December 2010 and the $300 million repayment on our $400 million senior unsecured term loan facility due November 25, 2019, we recorded a charge of $10 million primarily related to a premium paid for early redemption.
(4)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by total revenues less transaction-based expenses.
(5)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
U.S. GAAP operating expenses	$343	$358	$352
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(22)	(22)	(23)
Merger and strategic initiatives (2)	(3)	(11)	(12)
Extinguishment of debt (3)	—	(10)	—
Other	(1)	—	—

Total non-GAAP adjustments	(26)	(43)	(35)

Non-GAAP operating expenses	$317	$315	$317

(1)	Refer to the non-GAAP information section of the earnings release for further discussion of why we consider amortization expense of acquired intangible assets to be a non-GAAP adjustment.
(2)	For the three months ended September 30, 2017, merger and strategic initiatives expense is primarily related to our acquisitions of eVestment, Inc and Sybenetix as well as costs associated with the potential strategic alternatives for our Public Relations and Digital Media businesses within our Corporate Solutions business. For the three months ended June 30, 2017 and September 30, 2016, merger and strategic initiatives expense primarily related to our acquisition of ISE. Refer to the non-GAAP information section of the earnings release for further discussion on why we consider merger and strategic initiatives expense to be a non-GAAP adjustment.
(3)	During the three months ended June 30, 2017, in connection with the early extinguishment of our 5.25% senior unsecured notes issued in December 2010 and the $300 million repayment on our $400 million senior unsecured term loan facility due November 25, 2019, we recorded a charge of $10 million primarily related to a premium paid for early redemption.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	14.1	14.8	13.8
Nasdaq PHLX Options Market matched market share	16.9%	16.8%	16.0%
The Nasdaq Options Market matched market share	9.1%	9.8%	8.5%
Nasdaq BX Options Market matched market share	0.7%	0.7%	0.8%
Nasdaq ISE Options Market matched market share	8.8%	9.0%	12.0%
Nasdaq GEMX Options Market matched market share	5.3%	4.9%	1.8%
Nasdaq MRX Options Market matched market share	0.2%	0.2%	0.2%

Total matched market share executed on Nasdaq’s exchanges	41.0%	41.4%	39.3%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	296,086	376,280	291,410
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	6.06	6.85	6.59
Matched share volume (in billions)	69.1	79.4	71.0
The Nasdaq Stock Market matched market share	14.1%	14.4%	13.4%
Nasdaq BX matched market share	3.3%	3.2%	2.6%
Nasdaq PSX matched market share	0.7%	0.8%	0.9%

Total matched market share executed on Nasdaq’s exchanges	18.1%	18.4%	16.9%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	34.1%	33.9%	33.5%

Total market share (2)	52.2%	52.3%	50.4%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq exchanges	545,115	594,901	410,999
Total average daily value of shares traded (in billions)	$5.1	$5.7	$4.4
Total market share executed on Nasdaq’s exchanges	67.9%	65.7%	61.3%
Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income notional trading volume (in billions)	$3,975	$4,755	$4,816
Total average daily volume of Nasdaq Nordic and Nasdaq Baltic fixed income contracts	101,026	118,234	73,422
Commodities
Power contracts cleared (TWh) (3)	264	268	321
Corporate Services
Initial public offerings
The Nasdaq Stock Market	34	36	31
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	10	39	5
Total new listings
The Nasdaq Stock Market (4)	78	64	80
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	11	45	10
Number of listed companies
The Nasdaq Stock Market (6)	2,935	2,912	2,872
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	952	945	875
Information Services
Number of licensed ETPs	314	316	289
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$154	$147	$118
Market Technology
Order intake (in millions) (8)	$66	$64	$49
Total order value (in millions) (9)	$805	$799	$738

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded products, or ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on Nasdaq at period end, including 362 separately listed ETPs at September 30, 2017, 345 at June 30, 2017 and 295 at September 30, 2016.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)	Represents total contract value of orders signed that are yet to be recognized as revenue.